Exhibit 10.2

March 10, 2020

Mr. Oscar Munoz
United Airlines Holdings, Inc.
233 South Wacker Drive, Dept. HQSEO
Chicago, IL 60601

Dear Oscar,

The purpose of this letter is to set forth your voluntary agreement to forego 100% of your base salary (the “Waived Amount”) that would otherwise be earned by you with respect to the period March 10, 2020 through June 30, 2020 (the “Voluntary Period”). The parties to this letter agreement may extend the Voluntary Period by mutual agreement.

This letter agreement amends the Employment Agreement, dated as of December 31, 2015 (as amended from time to time, the “Employment Agreement”), and the Transition Agreement, dated as of December 4, 2019 (the “Transition Agreement”, and together with the Employment Agreement, the “Agreements”), each of which has been entered by and among you, United Airlines Holdings, Inc., a Delaware corporation (the “Company”), and United Airlines, Inc., a Delaware corporation (“United,” and together with the Company, the “Employers”).

You agree that the Employers will not pay you, and you shall have no right to, the Waived Amount during the Voluntary Period and the waiver shall not constitute a breach by the Employers of the Agreements. You acknowledge that your ability to participate in, or to accrue benefits under the United 401(k) plan is dependent upon your receipt of base salary and will be impacted by this voluntary salary waiver. The Employers agree that this voluntary salary waiver shall not affect your rights under the Agreements except as specifically set forth in this letter, and those rights shall be determined for all other purposes as if your salary continued to be paid at its then-approved level, without regard to this waiver. The Employers agree that any payment pursuant to the 2020 annual incentive program award previously granted to you shall be calculated as if you had earned and received the Waived Amount. In addition, to the extent that the salary waiver impacts your participation in, or the level of benefits provided under, any welfare benefit plan provided by United (such as life insurance), United shall provide an equivalent benefit to you at no additional cost, of any kind, to you. To the extent that benefits made available to you require a payroll deduction and such deduction is not possible as a result of this salary waiver, you agree that United will make those deductions from a future paycheck, following the end of the Voluntary Period and in any event prior to December 31, 2020, for any such benefit that you have elected to receive. This letter will not impact your right to participate in any long-term incentive program maintained by the Employers.

Mr. Oscar Munoz
March 20, 2020

By signing below, you agree that this letter agreement accurately reflects our mutual understanding with respect to your desire to forego your salary as described herein.

Very truly yours,

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ Kate Gebo
Name:	Kate Gebo
Title:	Executive Vice President
Human Resources and Labor Relations

UNITED AIRLINES, INC.

By:	/s/ Kate Gebo
Name:	Kate Gebo
Title:	Executive Vice President
Human Resources and Labor Relations

ACKNOWLEDGED AND AGREED:

/s/ Oscar Munoz
Oscar Munoz